Exhibit 99.1

                ENERGY BIOSYSTEMS COMPLETES $11 MILLION FINANCING

         THE WOODLANDS, TEXAS (March 3, 1997) -- Energy BioSystems Corporation (Nasdaq: ENBC) announced today that it has raised $11.0 million ($10.0 million net proceeds) through the private placement of 220,100 shares of Series B Convertible Preferred Stock ("Preferred Stock") at $50.00 per share. The Company has received a subscription for an additional 4,000 shares of Preferred Stock, from which it expects to receive an additional $0.2 million of proceeds at a final closing of the private placement within the next few days.

         Dividends on the Preferred Stock are payable, at the Company's option, in cash or common stock or a combination thereof, at an annual rate equal to $4.00 per share to the extent paid in cash and $4.50 per share to the extent paid in common stock. The shares of Preferred Stock are convertible into common stock at a conversion price of $7.25 per share, subject to adjustment under certain circumstances. The Preferred Stock may be redeemed at the option of the Company, under certain circumstances, after February 26, 1997, and will be subject to mandatory redemption on February 26, 2002. In each case, the redemption price will be $50.00 per share payable, at the Company's option, in cash or common stock. The Company will agree to use its reasonable best efforts to file a registration statement to cover the resale of the underlying common stock.

         The Company now has approximately $17 million in cash, cash equivalents and short-term investments. This capital is expected to provide sufficient financing for operations through year-end 1998. The Company intends to use the proceeds of the private placement to fund the continued


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development  of  its  biocatalytic   desulfurization   technology,  for  capital
expenditures and for working capital and general corporate purposes.

         The private placement was not registered under the Securities Act of 1933 and was made in reliance on exemptions from the registration requirements of the Securities Act. Shares of Preferred Stock may not be offered or sold by the purchasers of such shares without registration under the Securities Act or an applicable exemption from registration.

         Energy BioSystems also announced that, concurrently with the closing of the private placement, it completed an initial closing of an exchange offering in which it has offered to exchange one share of Preferred Stock for each of its outstanding shares of Series A Convertible Preferred Stock. The Company issued 463,300 shares of Preferred Stock in the initial closing in exchange for the same number of shares of Series A Preferred Stock. The exchange offering will expire on March 7, 1997, unless extended by the Company in its sole discretion. The Company's Series A Preferred Stock is held by a limited number of Qualified Institutional Buyer ("QIBs") and other accredited investors.

         Energy BioSystems Corporation, of Houston, is commercializing biotechnology-based processes for the petroleum refining and production industries. The Company's focus to date has been on developing biocatalytic desulfurization, a proprietary process involving the use of bacteria to remove sulfur from petroleum. This process is expected to help refiners worldwide meet environmental regulations in a more cost-effective manner and has the potential to greatly improve the value of high-sulfur crude oil reserves.



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         This document contains  forward-looking  statements that are subject to certain risks, uncertainties and assumptions. Should one or more of such risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in such forward-looking statements. For a discussion of such risks and assumptions, see "Risk Factors" included in the Company's annual report on Form 10-K for the year ended December 31, 1995.